Exhibit 19
Certain information contained in this document has been redacted pursuant to Item 601(a)(6) of Regulation S-K. Redacted information is indicated with the notation “[***]”

INSIDER TRADING AND CONFIDENTIALITY POLICY

INSIDER TRADING

There are certain important restrictions imposed on companies, employees, officers and directors under Federal securities laws with respect to their securities transactions. The principal restriction is that they may not buy or sell securities on the basis of Nonpublic Material Information (as defined in the Code of Conduct and below) known by them or “tip” other persons about such information. Any violation of these restrictions may subject the Company and the individual concerned to serious criminal and civil liabilities and sanctions, including up to US$5 million in criminal fines, up to 20 years in jail and civil penalties up to three times the illegal profit gained or loss avoided. In addition to governmental fines and other sanctions, private actions brought by “professional plaintiffs” against public companies and their insiders have become quite common and can involve substantial costs, both monetary and in terms of time, even if the claim ultimately is dismissed. Equally important, any appearance of impropriety on the part of the Company or its insiders could impair investor confidence in the Company and severely damage the Company’s and the insider’s reputation and business relationships.
In light of these restrictions, the Company’s Board of Directors has adopted a general policy that the Company, Company employees, officers and directors and certain others may not engage in transactions in the securities of the Company while in possession of Nonpublic Material Information about the Company. More specifically, it is the Company’s policy that the Company employees, officers and directors and their family members who share their household are strictly prohibited from engaging in transactions in the securities of the Company, such as buying (including reinvestment of dividends) or selling any securities of the Company (generally, other than purchases of securities acquired through the exercise of any option), if they are aware of any Nonpublic Material Information relating to the Company which has not yet been made available to the public by press release or otherwise for at least one full business day after the date of public release of such information. This policy also applies to bona fide gifts of Company securities while in possession of Nonpublic Material Information. Employees, officers and directors are also prohibited from directly or indirectly “tipping” such information to any other person, including family members and relatives, except for persons who have a legitimate need-to-know. This Policy also applies to Nonpublic Material Information relating to any other company obtained in the course of the employment.
The foregoing procedures do not apply to the purchase or sale of securities in a “blind” trust, mutual fund, “wrap” account, or similar arrangement, provided that investments are not discussed with the trustee, money manager or other investment advisor who has discretion over the funds. If an employee, officer or director invests through a “blind” trust or a “wrap” account, he/she may wish to consider asking such advisors to refrain from trading for his/her account in securities of the Company: taking this additional step may prevent misunderstanding and embarrassment in the future.

For the avoidance of doubt, the term Nonpublic Material Information, includes any information relating to a company, positive or negative, that has not yet been made available or disclosed to the public and that might be of significance to an investor, as part of the total mix of information, in deciding whether to buy or sell stock or other securities. It also includes information relating to a company’s business operations or securities, the public dissemination of which would likely affect the market price of any of its securities, or which would likely be considered important by a reasonable investor in determining whether to buy, sell or hold such securities. While it is impossible to list all types of information that might be deemed material under particular circumstances, information dealing with the following subjects is often found material: significant changes to a company’s prospects or changes to guidance, extra-ordinary dividends; major new discoveries or advances in research; significant acquisitions, including mergers and tender offers; divestitures; sales of substantial assets; changes in debt ratings; significant write-downs of assets or additions to reserves for bad debts or contingent liabilities; liquidity problems; extraordinary management developments; public offerings; major price or marketing changes; labor negotiations; significant cybersecurity incident, such as a data breach, or any other significant disruption in the company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; and significant litigation or investigations by governmental bodies. Information about a company generally is not material if its public dissemination would not have an impact on the price of the company’s publicly traded securities. The Compliance Officer should be consulted before making any investment decision in case of uncertainty as to whether information is (or could be considered as) material or not.
Additional Guidance and Prohibitions

The Company considers it improper and inappropriate for employees, officers and directors or their family members who share their household to engage in short-term or speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of the insider trading laws. Accordingly, trading in Company securities by such individual or their family members who share their household is subject to the following additional guidance and prohibitions:

Short Sales. Short sales (sales of securities that are not then owned) of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited, including a “sale against the box” (a sale with delayed delivery). In addition, Section 16(c) of the U.S. Exchange Act generally prohibits executive officers and directors from engaging in short sales.

Standing Limit Orders. A standing order placed with a broker to sell or purchase stock at a specified price leaves the initiator with no control over the timing of the transaction. Because a standing order transaction executed by the broker when the initiator is aware of material nonpublic information may result in unlawful insider trading, standing orders should be used for transactions in the Company securities only for a very brief period of time. Standing orders also involve very cumbersome compliance obligations when they are implemented by executive officers and directors. Accordingly, standing orders are prohibited by this Policy for executive officers and directors. However, standing orders are permissible by non- executive officers and employees provided that they comply with this Policy and applicable securities laws.

Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that an insider is trading based on inside information. Transactions in options also may focus attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited. (Options positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions”.)

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a person to lock in much of the value of his/her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow a person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the employee, officer or director may no longer have the same objectives as the Company’s other stockholders. Therefore, hedging and monetization transactions by officers and directors are prohibited by this Policy and are discouraged when carried out by employees.

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin or foreclosure sale may occur at a time when the individual is aware of material nonpublic information or otherwise not permitted to trade in Company securities, holding Company securities in a margin account or pledging Company securities as collateral for a loan is prohibited for officers and directors and discouraged for employees.

Additional procedures

Additional procedures have been adopted by the Company with respect to transactions and Company securities, including trading windows and pre-clearance procedures. These procedures apply to all:
•MEMBERS OF THE BOARD OF DIRECTORS,
•“EXECUTIVE OFFICERS” OF APTARGROUP,
•MEMBERS OF THE BEAUTY, CLOSURES, OR PHARMA GLOBAL LEADERSHIP TEAMS AND CERTAIN OTHER COMMERCIAL EMPLOYEES, AND
•EMPLOYEES AT THE CORPORATE OFFICES,
who wish to buy or sell any securities of the Company, including reinvestment of dividends (other than purchases of securities through the exercise of an option issued by the Company), even if within the window period: such transaction must be cleared before it is executed with:

Kimberly Y. Chainey, EVP & Chief Legal Officer
Email: [***]@aptar.com
Phone: [***]
Gang Xu, Legal Counsel, North America
Email: [***]@aptar.com
Mobile: [***]

Sydney White, HR/Equity Plan Administrator
Email: [***]@aptar.com
Phone: [***]

All transactions executed by corporate officers will also require clearance by the Chief Executive Officer. Clearance of a transaction does not constitute a recommendation by the Company or any of its employees or agents to engage in the subject transaction. Clearance of a transaction is valid only for a 48-hour period. If the transaction order is not placed within that 48-hour period, clearance for the transaction must be re-requested. If clearance of the transaction is denied, the fact of such denial must be kept strictly confidential.
Approved: January 2025